Exhibit 10.7

AMENDMENT #1 TO LICENSE AGREEMENT

This amendment #1 (“Amendment #1”, A41953) to the Exclusive License Agreement is entered into as of December 22, 2022 (the “Amendment #1 Effective Date”) by and between Aegeria Soft Tissue LLC, a Delaware limited liability company with offices at 3007 St. Paul Street, Baltimore, Maryland 21218 (“AST”) and the Johns Hopkins University, a Maryland not-for-profit corporation having and address at 3400 N. Charles Street, Baltimore, Maryland 21218-2695 (“JHU”).

RECITALS

WHEREAS, AST and JHU are parties to an Exclusive License Agreement dated April 12, 2011 (A19595, the “License Agreement”) pursuant to which, among other things, JHU provided an exclusive license to AST to certain rights, including licensed product rights, licensed service rights and patent rights in exchange, for among other things, the commitments for royalties, milestone payments and the issuance of AST common units to JHU (the “JHU Common Units”).

WHEREAS, the License Agreement contains, among other things, certain anti-dilution provisions with respect to the JHU Common Units as well as minimum annual royalties, running royalties, development milestones, and diligence milestones.

WHEREAS, AST and JHU have entered into a Contribution and Exchange Agreement with Longevity Biomedical, Inc. (“Longevity”) pursuant to which JHU has conditionally agreed to contribute its ownership interests in AST to Longevity in exchange for shares of Longevity (the “Exchange Transaction”).

NOW THEREFORE, the parties hereto agree to amend the License Agreement as follows:

Amendment

1.	Terms. Capitalized terms in this Amendment #1 shall have the same meaning as those in the Agreement, unless specifically defined in this Amendment #1. All section paragraph references refer to sections or paragraphs as applicable in the Agreement. References to the term “Agreement” in the Agreement shall be deemed to include Amendment #1.

2.	Interpretation. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms. To the extent there are any inconsistencies or ambiguities between this Amendment #1 and the Agreement, the terms of this Amendment #1 shall supersede the Agreement.

3.	Amendment.

A.	Commensurate with the Amendment #1 Effective Date, any and all minimum annual royalties due and owing shall be cancelled. The section labeled “Minimum Annual Royalty” in Exhibit A to the License Agreement shall be replaced in its entirety with the following:

The Company shall pay the following minimum annual royalties within thirty (30) days of the due date (minimum annual royalties shall be credited against running royalties due in that year):

Due Date	Amount
January 1, 2023	$0
January 1, 2024	$0
January 1, 2025	$0
January 1, 2026	$0
January 1, 2027	$0
January 1, 2028	$0
January 1, 2029 and each January 1 thereafter	$100,000

B.	Commensurate with the Amendment #1 Effective Date of, the section labeled “Running Royalty” in Exhibit A to the License Agreement shall be replaced in its entirety with the following:

Pursuant to Paragraph 3.3, the Company shall pay to JHU a running royalty on Net Sales and Net Service Revenues of three and one-half percent (3.5%).

Such payment shall be made quarterly. All non-US taxes other than sales and VAT taxes related to Licensed Product or Licenses Service sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due JHU.

In the event that a license under a third party patent is required in order to obtain freedom to operate to make, have made, use, and sell the Licensed Product and to provide the Licensed Service, the royalty rate shall be abatable by up to 50% of the royalty paid to the third party, but the royalty rate payable to JHU shall not drop below half of what is owed to JHU under the Licensed Products and Licensed Services.

C.	Commensurate with the closing of the Exchange Transaction, the section labeled “Equity” in Exhibit A to the License Agreement shall be deleted in its entirety.

D.	Commensurate with the Amendment #1 Effective Date, the section labeled “Development Milestones” in Exhibit A to the License Agreement shall be replaced in its entirety with the following:

Upon reaching the development milestones outlined below regardless of whether a milestone is achieved by a license, a sublicensee or affiliate, the Company shall pay the following milestone payments for each Licensed Product or Licensed Service:

Development Milestone	Amount
Commercial approval by US FDA or foreign equivalent	$100,000
First commercial sale	$100,000
Aggregate Net Sales of three million dollars ($3.0 million)	$100,000
Aggregate Net Sales of ten million dollars ($10.0 million)	$100,000
Aggregate Net Sales of twenty-five million dollars ($25.0 million)	$100,000

E.	Commensurate with the Amendment #1 Effective Date, the section labeled “Diligence Milestones” in Exhibit A to the license agreement shall be replaced in

Company will use commercially reasonable efforts to meet the following development milestones:

1)	Company will complete a registrational study for purposes of obtaining U.S. Food and Drug Administration (“FDA”) approval of the Licensed Products within sixty (60) months of the Amendment #1 Effective Date.

2)	FDA approval of a Licensed Product within seventy-eight (78) months of the Amendment #1 Effective Date.

Should it become evident that the above development milestones will not be met, JHU and AST agree to negotiate in good faith suitable replacement milestones to the satisfaction of both parties.

4.	Unreimbursed Patent Costs. As of the Amendment #1 Effective Date unreimbursed patent expenses total approximately $42,962.90. LICENSEE agrees to reimburse JHU for such past patent costs within ninety days of the exchange of JHU’s interest in AST for shares of Longevity (the “Exchange Transaction” pursuant to the Contribution and Exchange Agreement dated August 7, 2022).

5.	Electronic Signature. Any signature, including any electronic symbol or process affirmatively attached to or associated with this AGREEMENT and adopted by JHU or LICENSEE to sign, authenticate, or accept such contract or record acceptance of the AGREEMENT, hereto shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

IN WITNESS WHEREOF, this Agreement has been executed below in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the Amendment #1 Effective Date. The undersigned verify that they have the authority to bind to this Amendment #1the party on behalf of which they are executing.

John Hopkins University		Aegeria Soft Tissue, LLC

By:	/s/ Steven L. Kousouris	By:	/s/ Lee Marks

Name:	Steven L. Kousouris	Name:	Lee Marks

Title:	Executive Director, Technology Transfer	Title:	CEO

Date:	December 25, 2022	Date:	December 23, 2022